Exhibit 99.1

FOR IMMEDIATE RELEASE

Elvictor Group Secures New Crew Management Contracts

ATTIKI, Greece–February 9, 2026. Elvictor Group Inc. (OTC: ELVG) (“Elvictor” or the “Company”), a leader in maritime recruitment and crew management, today announced the expansion of its crew management portfolio following the award of multiple new crewing contracts driven by fleet growth among existing clients.

Based on current fee structures, the Company estimates incremental monthly revenue from these contract awards of approximately $140,000, representing annualized revenue of approximately $1.68 million, and reflecting a year-over-year increase of more than 70% on a run-rate basis compared to prior-year sales.

The new agreements reflect deepening relationships with established clients that are actively expanding their fleets to increase market presence and operating scale. The contracts span a range of vessel types and include a mix of full crew management and crew supply-only services, tailored to specific client and vessel requirements. The agreements are expected to contribute recurring revenue while leveraging Elvictor’s scalable operating platform and industry expertise.

Approximately 80% of Elvictor’s client base works exclusively with the Company, highlighting strong customer confidence in Elvictor’s service quality and execution. During January 2026, multiple existing clients expanded their engagements with Elvictor by placing additional vessels under management in line with their fleet growth strategies.

As the Company continues to execute its growth strategy, Elvictor is selectively pursuing additional partnerships with established maritime operators, with a focus on disciplined expansion and operational efficiency.

Konstantinos S. Galanakis, CEO of Elvictor Group Inc. commented: “These contract awards reflect the strength of our long-standing client relationships, and the trust customers place in Elvictor as they expand their fleets. Our ability to support clients across multiple vessel types and service structures positions us well to generate recurring revenue while scaling efficiently. As demand for reliable crew management continues to grow, we remain focused on disciplined execution and sustainable growth.”

About Elvictor Group, Inc.

Elvictor Group, Inc. (OTCID: ELVG) is transforming the fragmented maritime industry through its fully digitalized crew and ship management platform designed to enhance operational efficiency and reduce costs. With a strategic focus on AI-driven workforce solutions, M&A-driven expansion, and cost-efficient vessel ownership, Elvictor is ushering in a new era of transparency in the shipping industry. For more information, visit: https://www.elvictorgroup.com, and follow us on LinkedIn.

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Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, as to the accuracy, completeness, or updated status of such statements. Therefore, in no case whatsoever will the Company and its affiliates be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or for any related damages.